EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-134152) on Form S-8, Registration Statement (No. 333-145587) on Form S-3, and Registration Statement (No. 333-148138) on Form S-3 of Basin Water Inc. of our reports dated March 31, 2009 relating to our audits of the consolidated financial statements, and the financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Basin Water, Inc. for the year ended December 31, 2008. Our report dated March 31, 2009, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

Our report dated March 31, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, expressed an opinion that Basin Water, Inc. had not maintained effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/  SINGERLEWAK LLP

Irvine, California

March 31, 2009